Exhibit 99.3

FSA Quarterly Letter from Robert P. Cochran,

Chairman and Chief Executive Officer,

Financial Security Assurance Holdings Ltd.

February 9, 2005

In a challenging environment, FSA achieved growth in new business originations and earnings in 2004.

Net income rose by 25.2%, and operating earnings, which we define as net income before the effect of fair-value adjustments for insured credit default swaps, rose 22.0% over the prior year’s comparable period.  Adjusted book value (ABV) reached $3.7 billion at December 31, 2004, reflecting growth over the past 12 months of 16.8% excluding realized and unrealized capital gains and losses in the investment portfolio and 16.9% including them.

Present value (PV) originations during 2004 were $927.2 million, which is 3.6% higher than in 2003, which was a record year.  We consider this a very good result in light of the tight spread environment and highly competitive market for financial guaranty insurance that existed throughout the past year.  Additionally, in aggregate, new originations were of high credit quality and well priced to produce solid future returns on equity.

U.S. municipals led the business in 2004

Overall new-issue municipal volume was surprisingly strong in 2004 at $360.5 billion, a 6.1% decline from that of 2003, which was a banner year.  Among the factors contributing to volume were lower than anticipated interest rates, strong demand for refinancings and the continuing need to rebuild and expand the nation’s infrastructure.  Insurance penetration was approximately 54%, compared with 50% last year.

For the year, FSA’s U.S. municipal par originated was $49.0 billion, generating $433.5 million of PV premiums, 10.7% and 10.3% declines, respectively, year over year. We’re not unhappy with that result.  In the face of a challenging market, we maintained a solid market position.  Equally important, we did well without compromising our underwriting standards and pricing discipline.  The business we added was attractively priced with more than 90% rated Single-A or higher.  We expect 2005 to be another challenging year in muni finance with market volume expected to decline to about the $310 billion level.

We grew and diversified the U.S. asset-backed business

Though the fourth quarter did not maintain the blistering pace of the previous one, we delivered a solid full-year performance in the U.S. asset-backed market — insuring $48.6 billion of transactions to originate PV premiums of $234.2 million, a 31.9% increase.

Despite a highly competitive market with tight spreads and strong investor appetite for subordinated structures, we found opportunities across a range of high-quality ABS transactions, primarily residential mortgage-backeds and Triple-A and Super Triple-A credit default swaps (CDS) referencing pools of investment-grade or high-yield  corporate securities and loan obligations.  We also guaranteed a number of large transactions in the consumer receivables sector and made headway in new areas of the market.

A solid contribution from the international business

The international business was essentially flat year-over-year with par insured of $10.2 billion, which generated PV premiums of $185.8 million.  The business was done primarily in Europe, with U.K. public infrastructure the most significant sector. The majority of European structured financings insured by FSA in 2004 took the form of Triple-A and Super Triple-A CDS referencing pools of residential mortgages and corporate obligations.  In these markets, our ability to offer liquidity and funding through Dexia is a significant factor in our success.

We entered 2005 with a strong pipeline of mandates in both the public infrastructure and CDO sectors. There also appear to be good opportunities in the Australian market, and promising developments in the Asian markets.

Financial Products begins to show its potential

During 2004, our financial products business, which primarily writes guaranteed investment contracts for municipal and structured financings, began to make a meaningful contribution to earnings, originating a present value of future net interest margin of $73.7 million versus $44.1 million for 2003.  We entered the business approximately two-and-a-half years ago believing that we could build a successful business segment utilizing our credit and market knowledge to match safe investment strategies with attractive funding levels.  At December 31, 2004, we had $8.6 billion under management, creating a net interest margin for the year of $22.8 million.  I am pleased with the progress we have made and expect a growing contribution from this business line.

Looking ahead

Our markets are becoming more complex, with more players, more sophisticated executions and a wider global playing field.  In this environment, our strategy remains the same — to participate broadly across all transaction types that meet our underwriting standards and to provide value to our customers and the markets we serve through efficient execution and creative applications of our guaranty.

Particularly in the more complex areas of the market, we can play an important role by pulling together skills from various parts of our business; for example, we can form teams from the public infrastructure and structured finance groups to address complex public/private partnership financing needs for major public infrastructure projects.  We can also provide our customers with more efficient executions through the use of FSA financial guaranty products in combination with Dexia banking products.

With these important tools and the considerable talents of our people, I am confident that we will continue to develop and strengthen our franchise.

Sincerely,

Robert P. Cochran

Please refer to the accompanying Quarterly Operating Supplement for definitions of non-GAAP terms used in this letter and reconciliations of operating earnings to net income, adjusted book value to shareholders’ equity, and PV premiums originated to gross premiums written. This document contains forward-looking statements regarding, among other things, the Company’s plans and prospects. Important factors, including general market conditions and the competitive environment, could cause actual results to differ materially from those described in such forward-looking statements. Certain of these factors are described in more detail under the heading “Forward-Looking Statements” in Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. Forward-looking statements in this letter are expressly qualified by all such factors. The Company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations or otherwise.